                                                               EXHIBIT (b)(8)(d)


                               A G R E E M E N T


          AGREEMENT, dated as of January 11, 1993, between Merrill Lynch
                                 ----------
Variable Series Fund, Inc., a Maryland corporation (the "Company"), and ML Life Insurance Company of New York, a New York corporation ("ML of New York").

          WHEREAS, through Merrill Lynch Funds Distributor, Inc. (the "Distributor"), the Company proposes to issue to ML of New York shares of the Common Stock of the Company's Reserve Assets Fund (the "Shares");

          WHEREAS, it is anticipated that on any particular day on which the net asset value per share of the Shares is determined, the net income of the Reserve Assets Fund (the "Fund") may be negative; and

          WHEREAS, if the net income of the Fund is negative, it may be necessary to reduce the number of outstanding Shares and, accordingly, it may be necessary for ML of New York to return to the Company a certain number of Shares held by it to effect such reduction;

          NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto hereby agree:

          1. The Company shall cause the Distributor to sell the Shares to ML of New York.

          2. As long as it shall be the intention of the Company to maintain the net asset value per share of the Fund at $1.00, on any day on which (a) the net asset value per share of the Shares is determined, (b) Merrill Lynch Asset Management, Inc. ("MLAM") determines, in the manner described in the then current Prospectus of the Company (the "Prospectus"), that the net income of the Fund on such day is negative, and (c) MLAM delivers a certificate to the Transfer Agent (as defined in the Prospectus) setting forth the reduction in the number of outstanding Shares to be effected as described in the Prospectus in connection with such determination, ML of New York agrees to return to the Company its pro rata share of the number of Shares to be reduced and agrees that, upon delivery of such certificate, (a) its ownership interest in the Shares so to be returned shall immediately cease, (b) such Shares shall be deemed to have been cancelled and to be no longer outstanding, and (c) all rights in respect of such Shares shall cease.

          3. It is hereby agreed that, notwithstanding that the Distributor no longer sells Shares to ML of New York, as long as
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ML of New York shall hold Shares, it shall be bound by the terms of this
Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                       MERRILL LYNCH VARIABLE SERIES
                                       FUNDS, INC.


                                       By:   /s/ ARTHUR ZEIKEL
                                             ------------------------------
                                                 Arthur Zeikel


Attest:


  /s/ MICHAEL J. HENNEWINKEL
 -----------------------------
      Michael J. Hennewinkel



                                       ML LIFE INSURANCE COMPANY OF NEW
YORK


                                       By:   /s/  JOHN C. CIRINCION
                                             ------------------------------
                                                  John C. Cirincion


Attest:


  /s/ GRETA L. ULMER
 -----------------------------
      Greta L. Ulmer






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